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                          CONTRACT OF JUNE 12, 1996 WITH
                           ACTIVE ASSET RECOVERY, INC.



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           CONFORMED COPY


                                       AGREEMENT


                THIS AGREEMENT ("Agreement") dated June 12, 1996 is by and between Active Asset Recovery, Inc., a New York corporation ("Active") with an office at One Blue Hill Plaza, Suite 900, Pearl River, New York 10965, and United States Properties, Inc., a Pennsylvania corporation ("U.S. Properties") with an office at 127 North Washington Avenue, Connell Building, Suite One, Scranton, Pennsylvania 18503-1511.

                                       Background

                Whereas, Active is engaged in the business of entering into corporate trading transactions with clients pursuant to which in exchange for merchandise or other assets Active issues trade credits redeemable by such clients (with or without additional cash) to purchase from Active media, goods and/or services;

                Whereas, subject to the terms and conditions set forth in this Agreement, U.S. Properties desires to assist Active in locating potential clients to enter into corporate trading transaction.

                                         Terms

                IN CONSIDERATION of the foregoing premises, mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                1. Engagement as a Finder. Subject to the terms and conditions set forth herein, Active hereby engages U.S. Properties, and U.S. Properties hereby accepts such engagement, as an independent contractor to act as a finder in connection with possible corporate trading transactions for media, goods and/or services (collectively, "Services") involving ACTIVE and third parties who are preapproved by ACTIVE in writing as prospective clients (hereinafter "Preapproved Client(s)").

                2. Preapproval of Clients; Duties of Finder.

                        2.1 Active shall have the right (exercisable in its sole discretion) to (i) preapprove or to decline preapproval of any third party identified by U.S. Properties hereunder, and/or



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(ii) decline to pursue any corporate trading transaction. All preapprovals of
Active must be in writing. In declining to preapprove any third party or to pursue a proposed corporate trading transaction, Active will not incur any liability for fees or compensation to U.S. Properties.

                      2.2 With respect to any Preapproved Client, U.S. Properties covenants to (i) cause meetings to occur between Active and the Preapproved Client (and will attend such meetings if requested), (ii) provide Active with information concerning the Preapproved Client in the manner that Active from time to time may request, and (iii) perform such other reasonable services as Active may reasonably request in connection with closing any corporate trading transaction with a Preapproved Client (e.g. follow-up phone calls, letters, introductions, etc.).


                      2.3 U.S. Properties covenants that it shall not utilize the services of any other persons or entities in introducing any third party as a potential client to ACTIVE without first receiving ACTIVE's prior written consent to such utilization.

                3. Relationship of Parties. U.S. Properties on the one hand, and Active on the other, acknowledge and agree that (i) this Agreement does not create a principal/agent relationship, and neither U.S. Properties nor Active shall have the right, power or authority, whether express or implied, to bind the other; (ii) each party is independent of the other, will utilize its own employees and work during the hours it determines, at its own place of business, or such other place of its choice; and (iii) neither party will be covered under the other party's benefit plans nor will either party be subject to any withholding for any taxes, insurance or benefit plans of the other entity.

                4. Compensation.
                   ------------

                      4.1 Subject to the terms and conditions of this Agreement, in the event that Active closes a corporate trading transaction, with a Preapproved Client as a direct result of meetings caused by U.S. Properties, U.S. Properties shall receive a finders fee ("Finders Fee") equal to five percent (5%) of "Divisible Profits", as defined and calculated in accordance with Section 4.2 below. The Finders Fee shall be the sole compensation payable to U.S. Properties for services rendered hereunder.

                      4.2 For purposes of this Agreement, "Divisible Profits" shall be calculated on a transaction by transaction basis based on whether a corporate trading transaction is a (i) trade for trade transaction (a transaction in which a Preapproved Client remits merchandise or other assets (collectively referred

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to herein as "Merchandise")) to Active for remarketing in return for trade credits usable to pay for Services without the Preapproved Client being obligated to spend additional cash for such Services), or (ii) a cash blend transaction (a transaction in which a Preapproved Client remits Merchandise in return for trade credits usable to partially pay for Services in addition to a partial cash expenditure).

               In the case of a trade for trade transaction, Active shall calculate Divisible Profits by subtracting from the proceeds actually received by Active from remarketing a Preapproved Client's Merchandise: (i) the out-of-pocket costs incurred by Active relating to such remarketing and the transaction; (ii) any cash payments required to be made by Active to the Preapprove Client or otherwise; and (iii) an estimate of the cost of the Services which Active will be required to provide the Preapproved Client as a result of the transaction. To the extent Active's estimate of the cost of Services is in excess of the actual cost of Services incurred in connection with a trade for trade transaction, Active will make an additional payment to U.S. Properties to adjust the amount of the Finders Fee previously paid to U.S Properties so that such payment plus the additional payment results in U.S. Properties receiving total Finders Fee payments equal to what U.S. Properties would have initially received had the original estimate of the cost of Services been accurate. In a trade for trade transaction, U.S. Properties shall be paid it's Finders Fee payment within thirty (30) days of Active actually receiving the cash proceeds from the remarketing of the Preapproved Client's Merchandise.

               In the case of a cash blend transaction, Active shall initially calculate Divisible Profits by subtracting from the cash proceeds actually received from the remarketing of the Preapproved Client's Merchandise: (i) the out of pocket costs and expenses incurred by Active relating to remarketing and the transaction; (ii) any cash payments required to be made by Active to the Preapproved Client or otherwise; and (iii) if applicable in Active's sole judgment, an estimate of the amount by which the cost of Services is expected to exceed cash payments by the Preapproved Client for Services. Active will make an adjustment payment to U.S. Properties after the Preapproved Client has utilized all or its total trade credits if Active's estimate of the cost of Services turns out to be in excess of the actual cost of Services incurred by Active in connection with a cash blend transaction. In a cash blend transaction, U.S. Properties shall be paid its initial Finders Fee payment within thirty (30) days of Active actually receiving the cash proceeds from remarketing of the Preapproved Client's Merchandise.

               Further Divisible Profits in a cash blend transaction shall be calculated by Active in each month that the Preapproved Client utilizes the trade credits issued by Active to purchase Services

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and Active is paid (and actually receives) the required cash amount by the
Preapproved Client for the Services rendered. This portion of Divisible Profits shall be equal to the difference between the cash revenue actually received by Active from the Preapproved Client in connection with the purchase of Services minus the cost of such Services and any out of pocket costs and expenses incurred by Active. If Active's costs and expenses exceed the related revenue actually received by Active, Active will have suffered a "Divisible Loss". This Divisible Loss will be offset against future Divisible Profits and will result in eliminating or reducing futures until such Divisible Loss is fully offset against future Divisible Profits. Any Finders Fee payments based on further Divisible Profits in a cash blend transaction shall be paid within thirty (30) days of Active actually receiving payment for the Services purchased by the Preapproved Client if there is no unapplied Divisible Loss.

                           5.     Confidentiality

                                    5.1 Active an the one hand, and U.S.
Properties on the other hand, acknowledge, covenant and agree that any and all information shared in connection with the others' business as a result of this Agreement and the performance of the obligations hereunder including, without limitation, client lists, supplier lists, financing techniques and sources and financial statements is confidential and proprietary information of the disclosing party. Notwithstanding anything to the contrary contained herein, the ongoing communications of Active or any of its affiliates with a Preapproved Client covered by the terms of this Agreement shall not be deemed a breach of this confidentiality provision.

                           Each party agrees that it will not permit the
duplication, use or disclosure of any such confidential and proprietary information to any person (other than an employee, officer, director, agent or representative of the receiving party or an affiliate of the receiving party who must have such information for the performance of its obligations hereunder), unless such duplication, use or disclosure is specifically authorized by the other party. Each party shall take all reasonable precautions to prevent such disclosures.

                           For the purposes of the Agreement, the term
"confidential and proprietary information" is not meant to include (i) any information which, at the time of disclosure is, or thereafter through no fault of the other party becomes, generally known by the public; (ii) any information disclosed to the other party by any third party and the disclosure of which does not violate any legal obligation of any such third party to either Active (or any affiliate of Active) or U.S. Properties; and (iii) any information which is known to the other party prior to the disclosure.

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                           5.2 U.S. Properties acknowledges that all originals
and copies of materials, records and documents provided to it by Active (or any of its affiliates, including, without limitation, Active Media Services, Inc. ("AMS")) or coming into its possession or under its control during the Term of this Agreement which pertain to Active's (or any of its affiliates, including, without limitation, AMS') business whether or not confidential information, are, and shall at all time remain, the sole property of Active (or its respective affiliate), respectively. Upon the termination of this Agreement, or upon request by Active at any time, U.S. Properties shall promptly deliver all copies of such materials to Active or destroy copies of such material in accordance with Active's written instructions.

                           5.3 Active acknowledge that all originals and copies
of materials, records and documents provided to it by U.S. Properties or coming into its possession or under its control during the term of this Agreement which pertain to U.S. Properties' business whether or not confidential information, are, and shall at all time remain, the sole property of U.S. Properties. Upon the termination of this Agreement, or upon request by U.S. Properties at any time, Active shall promptly deliver all copies of such materials to U.S. Properties or destroy the copies of such material in accordance with U.S. Properties written instructions.

           6. Indemnification.

                           6.1 U.S. Properties hereby releases Active and its
affiliates (including, without limitation, AMS), and their officers, directors, and employees from any and all claims, costs, damages, expenses and/or other liabilities of any kind or nature, including, without limitation any environmental liabilities, arising in connection with any real property or interests in real, property purchased by U.S. Property or by any affiliate or related entity of U.S. Property in connection with any corporate trading transaction. U.S. Properties hereby indemnifies and agrees to hold harmless Active, its affiliates (including, without limitation, AMS), their officers, directors, and employees and/or each of them (collectively the "Active Indemnified Party") from any and all costs, claims, expenses, judgments or otherwise including, without limitation, reasonable attorney's fees and disbursements, incurred by any Active Indemnified Party in any action or proceeding between an Active Indemnified Party and U.S. Properties or between any Active Indemified Party and any third party or otherwise, arising from, related to, or incident to: (i) any breach or alleged breach of any warranty, representation, agreement or inducement herein made by U.S. Properties; (ii) any and all acts, omissions or representations of U.S. Properties, any of its affiliates, or any of their respective officers, directors, employees, shareholders or other agents made or taken under this Agreement, including,

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without limitation, any agreement to purchase or the purchase of real property or interests in real property by U.S. Properties or any affiliate or related entity of U.S. Properties in connection with a corporate trading transaction; or
(iii) any environmental or other liability relating to any real property or interests in real property purchased by U.S. Properties in connection with a corporate trading transaction.

                     6.2 Active hereby indemnifies and agrees to hold harmless U.S. Properties, its affiliates, their officers, directors, and employees and/or each of them (collectively, the "U.S. Properties Indemnified Party") from any and all costs, claims, expenses, judgments or otherwise including, without limitation, reasonable attorney's fees and disbursements, incurred by any U.S. Properties Indemnified Party in any action or proceeding between a U.S. Properties Indemnified Party and Active or between any U.S. Properties Indemnified Party and any third party or otherwise, arising from, related to, or incident to (i) any breach or alleged breach of any warranty, representation, agreement or inducement herein made by Active, or (ii) any and all acts, omissions or representations of Active, any of its affiliates, or any of their respective officers, directors, employees, or shareholders made or taken under this Agreement.

                7. Term. The term ("Term") of this Agreement shall commence on the date first written above and shall terminate three (3) years thereafter, provided, however, that after May 1, 1997, either party hereto may terminate this Agreement by providing the other party with sixty (60) days' prior written notice of termination.

                8. Nonsolicitation; Noncompetition. During the Term of this Agreement and for one (1) year thereafter, U.S. Properties shall not, directly or indirectly:

                          (i) introduce any Preapproved Client, introduced to
Active hereunder, to any person or entity, except Active (or an affiliate of Active or AMS), who or which engages in transactions and provides services similar to that provided by Active or any affiliate of Active (including without limitation AMS); or

                          (ii) solicit, induce or attempt to induce any
Preapproved Client, client or other business relation of Active or any affiliate thereof (including without limitation AMS) to cease doing business with Active, AMS and/or any affiliate thereof or in any way interfere with the relationship between Active, AMS and/or any affiliate thereof and any such Preapproved Client, client or other business relation thereof.


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                 9. Non-Circumvention. During the Term of this Agreement and for a period of one (1) year after its termination, Active shall not engage in any corporate trading transactions with any Preapproved Client introduced to Active by U.S. Properties without paying the Finders Fee which would have been required hereunder if the activity had occurred during the Term of this Agreement; provided that U.S. Properties shall have caused the meetings to have occurred which directly resulted in the corporate trading transaction, shall have fulfilled its responsibilities under this Agreement, and shall not be in default in the due observance of any covenant or term of this Agreement.

                 10. Miscellaneous.
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                 10.1 U.S. Properties represents and warrants that it is not a party to any agreement with any other corporate trading company or any other agreement with any other party that would prohibit U.S. Properties from entering into this Agreement or from performing its duties or obligations hereunder.

                 10.2 In the event that any covenant contained herein shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of it being too extensive in any other respect, it shall be deemed reformed to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action.

                 10.3 If any term or provision of this Agreement shall be invalid or unenforceable to any extent or in any application, the remainder of this Agreement shall not be affected thereby, and each and every term and provision of this Agreement shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

                 10.4 The terms and provisions of this Section 10 and Sections 5, 6, 8 and 9 together with all subsections contained therein, shall survive the termination of this Agreement.

                 10.5 This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of choice of laws. The parties further agree that the exclusive forum for resolving any disputes relating to this Agreement shall be New York.

                 10.6 No modification or waiver of the terms of this Agreement shall he enforceable unless in writing and executed by both parties. No delay or omission by either party in exercising

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any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof. No waiver of any provision of this Agreement shall be deemed or shall constitute a continuing waiver of such provision or a waiver of any other provision, unless otherwise expressly provided for in a writing signed by both parties. U.S. Properties shall not be permitted to assign its rights or delegate its duties under this Agreement, without the prior written consent of ACTIVE, and any assignment or delegation in violation of this Agreement shall be void. This Agreement shall inure to the benefit of, and be enforceable by each of the respective parties hereto and/or its successors and permitted assigns.

                      10.7 All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or, if mailed, when mailed by United States certified or registered mail, postage prepaid, or if telecopied (with delivery confirmed), or sent by overnight mail (with delivery confirmed), to the parties at their respective addresses first written above (or at such other address as shall he given in writing by one party to the other).

                      10.8 If a party hereto prevails in a proceeding for damages or injunctive relief, that party, in addition to other relief, shall be entitled to reasonable attorneys' fees, costs and the expenses of litigation incurred by such party in securing the relief granted by the court.

                      10.9 This Agreement contains the entire agreement between the parties hereto and supersedes all prior oral or written agreements, commitments or understandings between the parties hereto with respect to the matters provided herein. No modification of this Agreement shall be binding on the parties affected, unless set forth in writing and duly executed by the parties affected.

                      10.10 This Agreement may be executed in any number of counterparts by facsimile, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for

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convenience of reference and shall not affect the construction or interpretation of any the provisions hereof.

                      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                              ACTIVE ASSET RECOVERY, INC.


                                              By: /C/ ALAN S. ELKIN
                                                 ------------------------------
                                                 Name: Alan S. Elkin
                                                 Title: Chief Executive Officer


                                               UNITED STATES PROPERTIES, INC.


                                               By: /C/ JEFFREY R. PIRHALLA
                                                   ----------------------------
                                                   Name: Jeffrey R. Pirhalla
                                                   Title: President


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